Exhibit 15.1

June 28, 2019

Wyndham Hotels & Resorts, Inc.

22 Sylvan Way

Parsippany, New Jersey 07054

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed consolidated and combined financial statements of Wyndham Hotels & Resorts, Inc. and subsidiaries for the three-month periods ended March 31, 2019 and 2018, as indicated in our report dated April 30, 2019. As indicated in such report, because we did not perform an audit, we expressed no opinion on those financial statements.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, is incorporated by reference in this Registration Statement on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York